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                                                             EXHIBIT (h)(57)(a)

                            INFORMATION SHARING AND
                         RESTRICTED TRADING AGREEMENT

   THIS AGREEMENT is effective as of April 16, 2007, or such other compliance date mandated by Rule 22c-2 of the Investment Company Act of 1940, as amended (the "1940 Act"), whichever shall last occur, by and between SunAmerica Series Trust (the "Fund") and American General Life Insurance Company
("Intermediary"), on behalf of certain of its separate accounts.

          WHEREAS, the Intermediary offers or otherwise makes available the Funds to or for Contract owners of the Intermediary;

          WHEREAS, pursuant to Rule 22c-2 under the 1940 Act, the Fund is required to enter into a shareholder information agreement with every intermediary who holds shares of the Funds in omnibus accounts and submits orders directly to the Fund or the Fund's transfer agent or to a registered clearing agency;

          WHEREAS, this Agreement sets forth the terms and conditions for information sharing for the Fund and Intermediary in accordance with Rule 22c-2; and

          WHEREAS, this Agreement shall inure to the benefit of and shall be binding upon the undersigned and each such entity shall be either a Fund or Intermediary for purposes of this Agreement (the Fund and the Intermediary shall be collectively referred to herein as the "Parties" and individually as a "Party");

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund and the Intermediary hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

   "Contracts" shall include any variable annuity contract or variable life insurance policy issued by the Intermediary.

   Intermediary shall mean (i) any broker, dealer, bank, or other entity that holds securities of record issued by the Fund in nominee name; and (ii) an insurance company separate account.

   Fund Agent is either (i) an investment adviser to or administrator for the Funds, (ii) the principal underwriter or distributor for the Funds or
   (iii) the transfer agent for the Funds.

   "Fund" includes the fund's principal underwriter and transfer agent. The term not does include any "excepted funds" as defined in Rule 22c-2(b) under the 1940 Act.

   "Good Cause" means an instance where (i) a Fund has experienced unusual levels or patterns of purchase or redemption activity and the Fund reasonably believes such activity is an indication that trading activity in an Account is inconsistent with Fund Policies, (ii) upon review of

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   Shareholder Information you reasonably believe you need additional
   Shareholder Information to investigate compliance with Fund Policies, or
   (iii) the Fund reasonably believes it needs additional Shareholder Information for the purpose of a periodic compliance review or audit.

   "Policies" shall mean policies and procedures adopted by the board of directors/trustees of the Fund (which may be amended from time-to-time) for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

   "Shares" shall mean the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Intermediary.

   "Shareholder" shall mean Contract owners of the Intermediary who maintains an interest in an account with the Fund(s).

   The term "written" includes electronic writings and facsimile transmissions.

2. Shareholder Information.

   2.1. Agreement to Provide Information. Intermediary agrees to use reasonable efforts to provide the Fund or Fund Agent, promptly upon request, the taxpayer identification number ("TIN"), if known, or an equivalent identifying number, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Intermediary shall only be required to provide the information in regard to transactions that are initiated or directed by the Shareholder, and shall not be required to provide information in regard to transactions that are executed automatically by the Intermediary pursuant to contractual or systematic programs or enrollments, such transactions resulting from dollar cost averaging programs, asset allocation programs, automatic rebalancing programs, periodic deduction of charges or fees, redemptions pursuant to a systematic withdrawal plan, or the payment of a death benefit from a Contract.

   All Shareholder Information requests must be directed to the Intermediary's representatives identified in Appendix A to this Agreement, and shall be sent via overnight mail. The timing with which the Intermediary must provide the requested Shareholder Information shall commence upon receipt of the written request.

      2.1.1. Period Covered by Request. Requests must set forth a specific period to be examined, which shall not exceed 180 days from the date of the request and which shall cover a period no earlier than 10 business days preceding the date of the request. The Fund or Fund Agent may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with the Policies. Any such information request must be reasonable as to the period covered, and Fund or Fund Agent will not initiate any such request without a basis for concern.

          2.1.1(a) Timing of Requests. Requests for Shareholder Information shall be made no more frequently than semi-annually, unless Good Cause justification is demonstrated by the Fund or Fund Agent that a more frequent request is necessary to enforce its restrictions on market timing and similar abusive transactions. If Good Cause is not demonstrated by the Fund or Fund Agent, it shall pay the expenses incurred by the Intermediary in complying with the request.

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      2.1.2. Form and Timing of Response. Intermediary agrees to make a reasonable effort to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than 10 business days, after receipt of a request. If the requested information is not on the Intermediary's books and records, Intermediary agrees to use reasonable efforts to:

           (i)promptly obtain and transmit the requested information from Shareholders who hold an account with an indirect intermediary;

          (ii)arrange for the indirect intermediary to provide the requested information to the Fund promptly; or

         (iii)if the indirect intermediary refuses to provide the requested information and the Fund or Fund Agent so directs in writing, use reasonable efforts to block further purchases of Shares from such indirect intermediary accountholder.

   In such instance, Intermediary agrees to inform the Fund or Fund Agent whether it plans to perform (i), (ii) or (iii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Parties. For purposes of this provision, an "indirect intermediary" is an intermediary that trades through the first-tier Intermediary.

   Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Parties.

      2.1.3. Limitations on Use of Information. The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2, or for any purpose not permitted under the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws, including but not limited to marketing or any other similar purpose without the prior written consent of the Intermediary.

      2.1.4. Indemnification. The Fund agrees to indemnify and hold harmless Intermediary from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney's fees) arising in connection with third party claim or action brought against Intermediary as a result of any unauthorized disclosure of a Shareholder's TIN provided to the Fund in response to a Shareholder Information request.

   2.2. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund or Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Shares (directly or indirectly through the Intermediary's account) that violate the Policies. Any such restrictions or prohibitions shall only apply to transactions initiated or directed by the Shareholder and shall not apply to non-initiated or directed transactions as set forth in Section 2.1. All instructions to restrict trading must be directed to the Intermediary's representatives identified in Appendix A.

   The Fund will request a restriction on a Shareholder's ability to trade in Shares only after the Fund has determined that the Shareholder has engaged in transactions (directly or indirectly through the Intermediary's account) that violate the Policies. Intermediary agrees to execute such instructions with respect to the Shareholder, but only for the Contract(s) through which such transactions in the Shares occurred.

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      2.2.1. Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

      2.2.2. Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than ten (10) business days after receipt of the instructions by the Intermediary.

      2.2.3. Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than fifteen (15) business days after the instructions have been executed.

      2.2.4. Force Majeure. Either Party is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the Parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism, actions or decrees of governmental bodies, and similar occurrences. The Party who has been so affected shall promptly give written notice to the other Party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.

3. Best Efforts. Both Parties mutually agree to act in good faith utilizing their best efforts to timely and effectively execution the shareholder information sharing provisions of Rule 22c-2. Good faith and best efforts means attempting to process all relevant requests in a timely manner, or in the event such requests cannot be met within the time provisions of this Agreement, to make best efforts to fulfill such requests as soon as reasonably practicable. Also, if Intermediary is aware of a possible delay in the fulfillment of a request, Intermediary will provide notice of the impending delay as soon as possible after the impending delay is discovered.

4. Construction of the Agreement; Fund Participation Agreements. The Parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of Shares of the Funds by the Intermediary. This Agreement is an addendum to those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

5. Termination. This Agreement will terminate upon the termination of the Fund Participation Agreement(s).

6. Exhibits. Attached as Exhibit B to this Agreement is a copy of the Policies. Attached as Exhibit C to this Agreement is a copy of the market timing policies of the Intermediary.

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   IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

THE FUND:                               INTERMEDIARY:

SUNAMERICA SERIES TRUST                 AMERICAN GENERAL LIFE INSURANCE COMPANY

By:                                     By:
      --------------------------------        --------------------------------
Name:                                   Name:
      --------------------------------        --------------------------------
Date:                                   Date:
      --------------------------------        --------------------------------

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                                  APPENDIX A

                      Representatives of the Intermediary

Jennifer Powell
Senior Counsel
AIG American General
2929 Allen Parkway, A30-25
Houston, Texas 77019
Phone: (713) 831-4954

and to:

Michael McArthur
Variable Products Accounting
2727-A Allen Parkway
Houston, Texas 77019
Phone: (713) 831-3504

                                      A-1

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                                   EXHIBIT B

                      Market Timing Policies of the Fund

                              ANCHOR SERIES TRUST
                             SEASONS SERIES TRUST
                            SUNAMERICA SERIES TRUST
                         (collectively, the "Trusts")

                 MARKET TIMING TRADING POLICIES AND PROCEDURES

Introduction

   These policies and procedures are designed to ensure compliance with the Trusts' disclosed policies regarding "market timing," i.e., the excessive or short-term trading of Trust shares that may be harmful to the Trust.

Policies and Procedures

   The Trusts are not intended for "market timing" or other forms of short-term or excessive trading that may be detrimental to the Trusts. Trust shares are generally held through insurance company separate accounts. The insurance company separate accounts do not transmit to the Trusts purchase and sales transactions in a Trust's shares on an individual basis but in the aggregate, thus the Trusts have limited access to the information they would need to identify possible market timing activity in these accounts. As such, the Trusts are dependent on the cooperation and policies of the participating insurance companies or retirement plans to identify and address such issues. There is no guarantee that the Trusts will be able to detect market timing activity or the participants engaged in such activity, or, if it is detected, to prevent its recurrence. In situations in which the Trusts become aware of possible market timing activity, the Trusts will notify the insurance company or retirement plan in order to help facilitate the enforcement of such company's or plan's market timing policies and procedures. The Trusts reserve the right, in their sole discretion and without prior notice, to reject, restrict or refuse purchase orders received from insurance company separate accounts or plan sponsors, whether directly or by transfer, including orders that have been accepted by a financial intermediary, that the Trusts determine not to be in the best interests of the Trust or the Trusts' participants, which right shall be exercised uniformly without exception to the insurance company separate accounts or plan sponsor transmitting the transaction.

                                      B-1

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                                   EXHIBIT C

                  Market Timing Policies of the Intermediary

Market Timing

   The Policies are not designed for professional market timing organizations or other entities or individuals using programmed and frequent transfers involving large amounts. Market timing carries risks with it, including:

    . dilution in the value of Fund shares underlying investment options of other Policy owners;

    .  interference with the efficient management of the Fund's portfolio; and

    .  increased administrative costs.

   We have policies and procedures that require us to monitor the Policies to determine if a Policy owner requests:

    . an exchange out of a variable investment option, other than the money market investment option, within two calendar weeks of an earlier exchange into that same variable investment option;

    . an exchange into a variable investment option, other than the money market investment option, within two calendar weeks of an earlier exchange out of that same variable investment option; or

    . exchanges into or out of the same variable investment option, other than the money market investment option, more than twice in any one calendar quarter.

   If any of the above transactions occurs, we will suspend such Policy owner's same day or overnight delivery transfer privileges (including website, e-mail and facsimile communications) with prior notice to prevent market timing efforts that could be harmful to other Policy owners or beneficiaries. Such notice of suspension will take the form of either a letter mailed to your last known address, or a telephone call from our Administrative Center to inform you that effective immediately, your same day or overnight delivery transfer privileges have been suspended. A Policy owner's first violation of this policy will result in the suspension of Policy transfer privileges for ninety days. A Policy owner's subsequent violation of this policy will result in the suspension of Policy transfer privileges for six months. Transfers under dollar cost averaging, automatic rebalancing or any other automatic transfer arrangements to which we have agreed are not affected by these procedures.

   The procedures above will be followed in all circumstances and we will treat all Policy owners the same.

   In addition, Policy owners incur a $25 charge for each transfer in excess of 12 each Policy year.

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Restrictions Initiated By the Funds

   The Funds have policies and procedures restricting transfers into the Fund. For this reason or for any other reason the Fund deems necessary, a Fund may instruct us to reject a Policy owner's transfer request. Additionally, a Fund may instruct us to restrict all purchases or transfers by a particular Policy owner, whether into or out of the Fund. We will follow the Fund's instructions.

   Please read the Funds' prospectuses and supplements for information about restrictions that may be initiated by the Funds.

                                      C-2